SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ClearBridge Energy Midstream Opportunity Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Paul Kazarian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant).

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ISS Recommends ClearBridge Energy Midstream Opportunity Fund Shareholders Vote FOR Saba Capital’s Nominee on the GOLD Proxy Card

ISS, a Leading Independent Proxy Advisory Firm, Supports the Election of Saba Capital’s Nominee Paul Kazarian to ClearBridge’s Board

Cites ClearBridge’s Underperformance and “Corporate Governance Abuses”

Concludes the Board Intended to “Disenfranchise Common Shareholders”

Saba Capital is Committed to Boardroom Change and Closing ClearBridge's NAV Discount

In February, Franklin Resources, ClearBridge’s Parent Company, Lost in US District Court in Another Entrenchment Battle with Saba Capital Over the Templeton Global Income Fund

New York, NY – April 10, 2023 – Saba Capital Management, L.P. (“Saba” or “we”), the largest common shareholder of the ClearBridge Energy Midstream Opportunity Fund Inc. (NYSE: EMO) (“EMO” or “ClearBridge” or the “Fund”), today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended shareholders vote for the election of Saba’s director candidate Paul Kazarian to the Fund’s Board of Directors (the “Board”) at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on April 14, 2023.

In its full report, ISS affirmed Saba’s case for boardroom change and agreed with Saba’s concerns regarding ClearBridge's unilateral private placement, which impairs the voting rights of common shareholders:1

•	“… EMO unilaterally transferred voting power from common to preferred shareholders without adequate justification, which is a gross infringement of the common shareholder franchise...”

•	“This unilateral transfer of voting power from common to preferred shareholders is unacceptable.”

•	“The events relating to the private placement of preferred shares are replete with corporate governance abuses.”

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1 Permission to quote ISS was neither sought nor obtained.

ISS also noted serious concerns regarding ClearBridge’s corporate governance abuses and the Fund’s historical underperformance:

•	“…EMO has deficiencies with corporate governance that evidence an intent to disenfranchise common shareholders.”

•	“Historically, EMO traded at a wider discount to NAV than peers, and TSR was disappointing in both absolute and relative terms.”

Finally, ISS confirmed Saba made a compelling case for change at ClearBridge:

•	“Therefore, support for Paul Kazarian, who is a direct representative of the fund's largest common shareholder, is warranted.”

Paul Kazarian, Partner and Portfolio Manager of Saba, commented:

“We are pleased that ISS has recognized the need for change in ClearBridge’s boardroom and shares our concerns regarding the Fund’s historical underperformance, corporate governance abuses and gross attempts to disenfranchise shareholders. ClearBridge’s dilutive private placement of preferred shares reaffirms our view that this Board will do everything in its power to avoid accountability for the mismanagement and underperformance of the Fund.

It is troublesome that in 2022 Clearbridge appointed Eileen Kamerick as its Lead Independent Trustee. Ms. Kamerick is an ‘independent’ who served as a director on this board for a decade, during which time she oversaw the Fund's glaring corporate governance failures. Saba finds it hypocritical that Ms. Kamerick, the co-founder of The Governance Partners, a firm specializing in ‘ISS rating compliance’ and ‘board governance policy,’ could be overseeing such blatant governance failures.  Despite calling herself a ‘recognized expert on corporate governance' and teaching corporate governance at a leading university,2 Ms. Kamerick apparently does not feel strongly enough about the principles of good governance to warrant resigning from a board replete with governance failures.

We strongly believe that the best path to closing the Fund’s steep discount to NAV and unlocking value for shareholders is through immediate boardroom change. Saba will continue to defend the rights of common shareholders to ensure a fair election at the upcoming Annual Meeting.”

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2 Source: https://law.uiowa.edu/people/eileen-kamerick.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Greg Marose / Kate Sylvester, 646-386-0091
gmarose@longacresquare.com / ksylvester@longacresquare.com

Important Information

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“Saba I”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and Saba I, “Saba”) and Paul Kazarian (“Mr. Kazarian” or the “Nominee,” and together with Saba, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy to be used in conjunction with the solicitation of proxies from the shareholders of ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, furnished to some or all of the Fund's shareholders and is, along with other relevant documents, available at no charge on the SEC website and http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 28, 2023. This document is available free of charge on the SEC website.